Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE MIDDLE DISTRICT OF TENNESSEE
NASHVILLE DIVISION

IN RE:

NU-KOTE HOLDING, INC.

NU-KOTE IMPERIAL, LTD.

NU-KOTE INTERNATIONAL, INC.

NU-KOTE IMAGING INTERNATIONAL,
          INC.

INTERNATIONAL COMMUNICATION
          MATERIALS, INC.

FUTURE GRAPHICS, INC.

NU-KOTE LATIN AMERICA, INC.

          DEBTORS

§ § § § § § § § § § § § § § § § § § §	JOINTLY ADMINISTERED AND SUBSTANTIVELY CONSOLI-DATED UNDER CASE NO. 398-10600 CHAPTER 11 Judge Keith M. Lundin

FIRST MODIFICATION TO THIRD AMENDED PLAN
OF REORGANIZATION FOR NU-KOTE

          Nu-kote Holding, Inc., Nu-kote Imperial, Ltd., Nu-kote International, Inc., Nu-kote Imaging International, Inc., International Communication Materials, Inc., Future Graphics, Inc., and Nu-kote Latin America, Inc., Debtors and Debtors-in-Possession (collectively, "Nu-kote" or the "Debtors"), Nu-kote Acquisition Corporation ("NAC") and the Official Unsecured Creditors' Committees for International, ICMI and Future Graphics (the "Plan Proponents") file this modification to the Third Amended Joint Plan of Reorganization for Nu-kote (the "Plan") in order to address the objections filed to the Plan.

Modification for Tennessee Department of Revenue

          1.     In response to the objection to confirmation filed by the Tennessee Department of Revenue the Plan Proponents make the following modifications to the Plan:

                    a.     The Plan is modified by inserting the following new section 16.3 to address limits on the retention of jurisdiction:

         16.3     Certain Tax Claims. Notwithstanding anything in this Plan to the contrary, the Bankruptcy court shall not retain jurisdiction with respect to priority tax claims, secured tax claims or administrative expense tax claims of the Tennessee Department of Revenue except for (i) resolving the amount of any tax claims arising prior to confirmation, and (ii) enforcing the discharge provisions of the confirmed Plan.

                    b.     The Plan is modified by inserting the following language at the end of Section 17.16 entitled "Notice of Default":

A failure by the Reorganized Debtors to make a payment to the Tennessee Department of Revenue pursuant to the terms of the Plan shall be an Event of Default. If the Reorganized Debtors fail to cure an Event of Default as to tax payments within ten (10) days after receipt of written notice of default from the Tennessee Department of Revenue, then the Tennessee Department of Revenue may (a) enforce the entire amount of its claim; (b) exercise any and all rights and remedies that it may have under applicable state law; and/or (c) seek such relief as may be appropriate in this Court.

                    c.     The Plan is modified to insert the following language at the end of Section 14.3 entitled "Legal Binding Effect; Discharge of Claims and Interests":

The claims of the Tennessee Department of Revenue shall retain their status as tax obligations following confirmation. Such claims of the Department shall not be discharged until paid in full.

Modification for New York State Department of Taxation and Finance

          2.     In response to the objection to confirmation filed by the New York State Department of Taxation and Finance, the Plan Proponents modify the Plan by inserting a new Section 3.2(c) to the Plan as follows:

(c) Secured Tax Claims. Each Allowed Secured Tax Claim of the New York State Department of Taxation and Finance shall be paid by Reorganized Debtors in full within 6 months of the Effective Date .

Modification for Pelikan Holding, AG

          3.     In response to the objection to confirmation filed by Pelikan Holding, AG, the Plan Proponents make the following modifications to the Plan:

                    a.     The Plan is modified by inserting a new Section 14.8 to the Plan as follows:

          14.8     Pelikan Holding Litigation. This Plan, including the injunction provided in section 14.7 above, does not affect the causes of action asserted by Pelikan Holding, AG in the adversary proceeding styled as Pelikan Holding AG v. Nu-kote Holding, Inc. and Citibank, N.A. and bearing adversary no. 300-0096-A that was filed in the Bankruptcy Court on March 20, 2000. Neither the liquidation of Claims by the Trust nor the transfer of the Causes of Action or the Trust Pledged Assets shall impede the ability of Pelikan Holding, AG to conduct discovery respecting the Reorganized Debtors. For the sole purpose of conducting and enforcing such discovery, the Reorganized Debtors shall be treated as a "party" under the Federal Rules of Civil Procedure. Further, the Trust shall not assert any additional defenses that inure to it solely as a result of the transfer to the Trust of any Causes of Action or Trust Pledged Assets.

                    b.     The Plan is modified by amending and restating section 9.10 as follows to delete the word "gross" in front of "negligence":

          9.10     Liability of Trustee. No recourse shall ever be had, directly or indirectly, against the Trustee by legal or equitable proceedings or by virtue of any statute or otherwise, or by virtue of any deed of trust, mortgage, pledge or note, or by virtue of any promises, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Trustee for any purposes authorized, it being expressly understood and agreed that all such liabilities, covenants and agreements of the Trustee, whether in writing or otherwise, shall be enforceable only against and be satisfied only by the Trust, and every undertaking, contract, covenant or agreement entered into in writing by the Trustee may provide expressly against the personal liability of the Trustee. The Trustee shall not be liable for any act he may do or admit to do as the Trustee hereunder while acting in good faith. The Trustee shall not be liable in any event except for his own negligence or willful fraud or misconduct. The Trustee shall be indemnified and held harmless by the Trust for any and all loss by reason of his acts or contracts for the Trust except for loss arising out of the Trustee's own negligence or willful fraud or misconduct. This provision does not eliminate the Trustee's responsibilities and obligations regarding the filing of federal tax returns and the payment of any taxes that are due.

Modifications for Securities Claimants and SEC

          4.     In response to the objection to confirmation filed by the Securities Claimants and the SEC, the Plan Proponents make the following modifications to the Plan:

                   a.     Section 17.4 of the Plan entitled "Securities-Related Claims Based on Common Stock" is amended and restated as follows by deleting the disallowance of the claims:

          17.4     Securities-Related Claims Based on Com-mon Stock. All Interests or Claims asserted based upon or related to ownership of Holding Common Stock or the common stock of any of the Debtors, or Claims relating to damages attributable to or arising from any purchase or sale thereof, shall be treated in Class 5.

                   b.     The first sentence of Section 14.7 of the Plan entitled "Permanent Injunction" is amended and restated as follows by deleting all reference to "Current Officers and Directors":

Except as otherwise expressly provided in, or permitted under, this Plan, the Confirmation Order shall provide, among other things, that all Creditors and persons who have held, hold or may hold Claims or Interests that existed prior to the Effective Date, are permanently enjoined on and after the Effective Date against the: (i) commencement or continuation of any judicial, administrative, or other action or proceeding against the Debtors, Reorganized Debtors, NAC or the Trust, as the case may be, on account of Claims against or Interests in the Debtors; (ii) enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree, or order against the Debtors, Reorganized Debtors, NAC or the Trust, or any assets or property of same; or (iii) creation, perfection or enforcement of any encumbrance of any kind against the Debtors, Reorganized Debtors, NAC or the Trust, as the case may be, arising from a Claim.

                   c.      The Plan is modified by inserting a new Section 14.9 to the Plan as follows:

          14.9     Lemmer Litigation. Other than as set forth in this Section 14.9, this Plan, including the injunction provided in section 14.7 above, does not affect adversely the causes of action asserted by the plaintiffs (the "Plaintiffs") in the proceeding styled Lori Lemmer, et al. vs. Nu-kote Holding, Inc., et al., Case No. 398-CV-0161-L, United States District Court, Northern District of Texas (the "Lemmer Litigation"). Neither the liquidation of Claims by the Trust nor the transfer of the Causes of Action or the Trust Pledged Assets shall impede the ability of the Plaintiffs to conduct discovery respecting the Reorganized Debtors to the extent otherwise permitted by the court in the Lemmer Litigation and under applicable law. Plaintiffs acknowledge that pursuant to this Plan and relevant provisions of the Bankruptcy Code, that all claims asserted prior to the Effective Date against Holdings are discharged and the Plaintiffs are enjoined from further pursuit of any claims against Holdings which have arisen or may arise prior to the Effective Date. The Plaintiffs shall, prior to the Effective Date, file in the Lemmer Litigation papers necessary to nonsuit their claims against Holdings.

          The automatic stay of Section 362 of the Bankruptcy Code as may be applicable to the Lemmer Litigation shall not otherwise bar prosecution of the Lemmer Litigation after nonsuit of Holdings and the Effective Date.

          Neither the nonsuit, releases and discharge of claims against Holdings, liquidation of claims by the Trust nor the transfer of the Causes of Action or the Trust Pledged Assets shall impede the ability of the Plaintiffs to pursue the Lemmer Litigation against any party other than Holdings in the Lemmer Litigation.

Modifications for Former Officers and Directors

         5.     In response to the objection to confirmation filed by Daniel Kerrane, James Groh, Anthony Schmeck and David Brigante, the Plan Proponents make the following modifications to the Plan:

1.	Section 14.6 of the Plan entitled "Release and Discharge of Claims and Interests" is modified by inserting the following language at the end of such section:

Notwithstanding anything to the contrary contained in the Plan, no provision in the Plan, or in the Confirmation Order, is intended to or will constitute any adverse impact on or limitation of rights held by the Current Officers and Directors, and any former officers and directors of the Debtors, under otherwise applicable agreements, including applicable insurance policies, and/or law to assert any and all affirmative defenses and counterclaims each respective person may possess in the context of claims or causes of action which have been or may later be asserted by the Debtors, Reorganized Debtors, the Trust or any other successor-in-interest to the Debtors. Specifically, the Current Officers and Directors, and any other former officers and directors of the Debtors may assert defenses and claims in this regard which include but are not limited to, contribution, indemnity, reimbursement, recoupment and/or set off.

          b.     Section 17.15 of the Plan entitled "Setoff" is modified by amending and restating the last sentence as follows:

Notwithstanding the foregoing, Canon, Epson, Wausau, Pelikan Holding, Current Officers and Directors, and any other former officers and directors of the Debtors shall retain the right to assert any setoff or recoupment right they may have to the extent available under the Bankruptcy Code, applicable law or contract.

         c.     Section 14.5 of the Plan entitled "Effect on Third Parties" is modified by inserting the following sentence at the end of such section:

Specifically, nothing contained in the Plan (expressly including the release and conveyance of assets provisions of the Plan) shall alter or otherwise affect adversely in any manner the rights and benefits of any party, including, but not limited to, any officer or director of the Debtors, whether former or current, under any policies of director and officer insurance.

Modification for U.S. Trustee

         6.     In response to the objection to confirmation filed by the U.S. Trustee, the Plan Proponents modify the Plan by amending and restating section 9.5(s) as follows:

          (s)     Exercise the rights and benefits afforded by Sections 108 and 546 of the Bankruptcy Code, which may increase the enumerated powers of the Trustee otherwise granted herein, and engage in any and all other activities, not in violation of any other terms of the Plan and Trust Agreement, which, in the judgment of the Trustee, are necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust in accordance with the provisions of the Trust Agreement, to effectuate the provisions of the Plan, and to perform such other tasks as the Bankruptcy Court may direct.

Other Modifications

          7.     The Plan Proponents modify the Plan as follows in order to correct certain errors in the Plan and to amend the treatment for NAC's Secured Claim:

                    a.     Section 2.45 of the Plan entitled "Ink Jet Corp." is modified by replacing the word "will" with the word "may".

                    b.     Section 3.1(b) of the Plan entitled "Fee Claims" is modified by adding the phrase "within ninety (90) days after the Confirmation Date" at the end of such section.

                    c.     Section 5.1 of the Plan entitled "Class 1 - Secured Claims of NAC" is modified by amending and restating such section as follows:

          5.1     Class 1 - Secured Claims of NAC. In full satisfaction of all of NAC's Secured Class 1 Claims, (i) NAC shall retain a Secured Claim in the sum of $15,000,000.00 against the Reorganized Debtors secured by all of the assets of the Reorganized Debtors, which Secured Claim shall be due and payable on demand anytime on or after the Effective Date; (ii) the Debtors shall issue to NAC all of the newly issued common stock of Holding and transfer to NAC all rights to the escrows from the sale of the Pelikan Subsidiaries in satisfaction of a portion of NAC's Secured Claim (in the range of $1-4 million) remaining after application of the payments and notes set forth herein and application of any proceeds from the escrows from the sale of the Pelikan subsidiaries; and (iii) NAC shall retain its mortgages and liens and its Class 1 Secured Claims in an agreed amount of $5,000,000.00 with respect to the Trust Assets (as hereinafter defined) which obligation shall be nonrecourse to the Trust and the Reorganized Debtors. The Reorganized Debtors shall execute and deliver such security agreements, mortgages, and other documents as are reasonably requested by NAC. NAC's Deficiency Claim is Allowed in the Amount of $100,000,000.00 and shall be treated as a Class 4 Claim.

                    d.     Section 5.4 of the Plan entitled "Class 4: Unsecured Claims" is modified by inserting the phrase "by the Debtors" after "$600,000 to be paid to the Trust".

                    e.     Section 8.2 of the Plan entitled "Creation of the Trust" is modified by amending and restating the first sentence as follows:

                    "The Trust shall be formed on the Effective Date."

                    f.     Section 11.4 of the Plan entitled "Claims for Damages" is modified by inserting the phrase "Effective Date" in place of "Confirmation Date".

                    g.     Section 14.2 of the Plan entitled "Property Free and Clear" is modified by inserting the phrase "Effective Date" in place of "Confirmation of the Plan."

DATED: November 14, 2000

THE DEBTORS: HANCE, SCARBOROUGH, WRIGHT
By:	Frank J. Wright ______________________________________ Frank J. Wright C. Ashley Ellis
2900 Renaissance Tower 1201 Elm Street Dallas, Texas 75270-2101 (214) 742-2900 - Telephone (214) 748-6815 - Facsimile
and
HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
By:	Craig V. Gabbert, Jr. ______________________________________ Craig V. Gabbert, Jr. Barbara D. Holmes

1800 First American Center
315 Deaderick Street
Nashville, Tennessee 37238
(615) 256-0500 -   Telephone
(615) 251-1059 -   Facsimile

ATTORNEYS FOR NU-KOTE HOLDING, INC.;
NU-KOTE IMPERIAL, LTD.; NU-KOTE
INTERNATIONAL, INC.; NU-KOTE IMAGING
INTERNATIONAL, INC.; INTERNATIONAL
COMMUNICATION MATERIALS, INC.;
FUTURE GRAPHICS, INC.; AND NU-KOTE
LATIN AMERICA, INC.

NU-KOTE ACQUISITION CORPORATION: CREEL, SUSSMAN & MOORE 8235 Douglas Avenue, Suite 1100 Dallas, Texas 75225 Tel: (214) 378-8270
By:	L.E. Creel, III. ______________________________________ L. E. Creel, III
ATTORNEYS FOR NU-KOTE ACQUISITION CORPORATION
THE COMMITTEES GREENEBAUM DOLL & MCDONALD PLC 3300 National City Tower 101 South Fifth Street Louisville, Kentucky 40202 Tel: (502) 587-3656
By:	John W. Ames ______________________________________ John W. Ames
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR NU-KOTE INTERNATIONAL, INC.
POYNER & SPRUILL, LLP 100 N. Tryon Street, Suite 4000 Charlotte, NC 28202-4010 Tel: (704) 342-5250
By:	Judy Thompson ______________________________________ Judy Thompson
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR INTERNATIONAL COMMUNICATION MATERIALS, INC.
KURLBAUM STOLL SEAMAN & MUSTOE, P.C. 1100 Main Street, Suite 2001 Kansas City, MO 64105 Tel: (816) 221-5444
By:	Thomas G. Stoll ______________________________________ Thomas G. Stoll
ATTORNEYS FOR UNSECURED CREDITORS COMMITTEE FOR FUTURE GRAPHICS, INC.